[BANK OF AMERICA LOGO]


May 14, 1999

William D. Larsson
Chief Financial Officer
Precision Castparts Corp.
4650 S.W. Macadam Avenue, Suite 440
Portland, OR  97201-4254

Re:    $1,250,000,000 SENIOR SECURED CREDIT FACILITIES

Dear Bill:

Precision Castparts Corp. (the "Borrower") has advised Bank of America National Trust and Savings Association ("Bank of America") and NationsBanc Montgomery Securities LLC ("NMS") that the Borrower intends to acquire (the "Transaction") all of the outstanding capital stock of Wyman Gordon Company (the "Acquired Company"). You have advised us that up to $1,250,000,000 in senior debt financing will be required in order to effect the Transaction, to refinance the Borrower's existing revolving credit and term loan facilities, to pay the related costs and expenses and to provide funds for ongoing general corporate purposes after completion of the Transaction, and that no external financing other than the financing described herein will be required in connection with the Transaction other than the proceeds of the Securitization (as defined below). References herein to the "Transaction" shall include the financing described herein, the refinancing of existing debt and all other transactions related to the Transaction.

In connection with the foregoing, Bank of America is pleased to offer to be the sole and exclusive administrative agent (in such capacity, the "Administrative Agent") for $1,250,000,000 Senior Secured Credit Facilities (the "Senior Secured Credit Facilities") to the Borrower, and Bank of America is pleased to offer its commitment to lend all $1,250,000,000 of the Senior Secured Credit Facilities, upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto (the "Summary of Terms"). The $1,250,000,000 Senior Secured Credit Facilities shall consist of a $400,000,000 Revolving Credit Facility, a $550,000,000 Tranche A Term Loan Facility, and a $300,000,000 Interim Term Loan Facility. NMS is pleased to advise you of its willingness, as sole and exclusive Lead Arranger and Book Manager for the Senior Secured Credit Facilities, to form a syndicate of financial institutions (the "Lenders") reasonably acceptable to you for the Senior Secured Credit Facilities.

Bank of America will act as sole and exclusive Administrative Agent for the Senior Secured Credit Facilities and NMS will act as sole and exclusive Lead Arranger and Book Manager for the Senior Secured Credit Facilities. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded for the Senior Secured Credit Facilities without our prior written approval in connection herewith.

NMS intends to commence syndication efforts promptly, and you agree to actively assist, and to use your best efforts to cause the Acquired Company to assist, NMS in achieving a syndication of the Senior Secured Credit Facilities that is satisfactory to it. Such assistance by you and, if available, the Acquired Company shall include (a) your providing and causing your advisors to provide us and the other Lenders upon request with all information reasonably deemed necessary by us to complete syndication, including, but not limited to, information and evaluations prepared by the Borrower and the Acquired Company and their advisors, or

Precision Castparts Corp.
May 14, 1999
Page 2

on their behalf, relating to the Transaction; (b) assistance in the preparation of an Offering Memorandum to be used in connection with the syndication; (c) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships; and (d) otherwise assisting us in our syndication efforts, including by making senior management and advisors of the Borrower and its subsidiaries, and using your best efforts to make senior management and advisors of the Acquired Company and its subsidiaries, available from time to time to attend and make presentations regarding the business and prospects of the Borrower and the Acquired Company and their subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

It is understood and agreed that Bank of America and NMS will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Secured Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is understood and agreed that the amount and distribution of the fees among the Lenders will be at our sole discretion and that any syndication prior to the execution of the definitive documentation for the Senior Secured Credit Facilities will reduce the commitment of Bank of America.

The commitment of Bank of America hereunder and the agreement of NMS to provide the services described herein are subject to the agreement in the preceding paragraph and the satisfaction of each of the following conditions precedent in a manner acceptable to us in our reasonable judgment: (a) each of the terms and conditions set forth herein and in the Summary of Terms; (b) the absence of a material breach of any representation, warranty or agreement of the Borrower set forth herein; (c) execution by the Borrower, the Acquired Company and/or other appropriate parties of a definite merger agreement and other related documentation for the Transaction (collectively, the "Transaction Documents"), which Transaction Documents shall be in form and substance reasonably satisfactory to us; (d) our satisfaction that prior to and during the syndication of the Senior Secured Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or the Acquired Company (except as described in this letter); (e) the negotiation, execution and delivery of definitive documentation for the Senior Secured Credit Facilities consistent with the Summary of Terms and otherwise satisfactory to us; (f) since December 31, 1998 for the Borrower and since February 28, 1999 for the Acquired Company, no change, occurrence or development that could, in our reasonable judgment, have a material adverse effect on the business, operations or condition (financial or otherwise) of the Borrower and the Acquired Company on a combined basis, in each case together with its subsidiaries taken as a whole, shall have occurred or become known to us; and (g) our not becoming aware after the date hereof of any information or other matter which in our reasonable judgment is inconsistent in a material and adverse manner with any information or other matter prepared by the Acquired Company and disclosed to us prior to the date hereof (in which case we may, in our reasonable judgment, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or terminate this letter and any commitment or undertaking hereunder). With reference to clause
(d) above, we understand and agree that after closing of the Senior Secured Credit Facilities the Borrower may authorize the syndication or placement of a receivables securitization facility of up to $150,000,000, subject to the prepayment requirements set forth in the Summary of Terms.

You hereby represent, warrant and covenant that (a) all information, other than the Projections (defined below), which has been or is hereafter made available to us or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby (the "Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning the Borrower and the Acquired Company and their respective subsidiaries that have been or are hereafter made available to us or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon assumptions you believe to be reasonable. You agree to furnish us with such Information and Projections as we may

Precision Castparts Corp.
May 14, 1999
Page 3

reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Secured Credit Facilities so that the representation, warranty and covenant in the preceding sentence is correct on such closing date. You understand that in arranging and syndicating the Senior Secured Credit Facilities, Bank of America and NMS will be using and relying on the Information and the Projections without independent verification thereof.

By acceptance of this offer, you agree to pay all reasonable out-of-pocket fees and expenses (including reasonable attorneys' fees and expenses, the allocated cost of internal counsel and due diligence expenses) incurred before or after the date hereof by us in connection with the Senior Secured Credit Facilities, the syndication thereof and the other transactions contemplated hereby.

You agree to indemnify and hold harmless Bank of America, NMS, each Lender and each of their affiliates and their directors, officers, employees, advisors and agents (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party as the same are incurred) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the reasonable fees and expenses of counsel and the allocated cost of internal counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case involving any demand made upon or claim asserted against an Indemnified Party arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) the Transaction and any of the other transactions contemplated thereby, or (b) the Senior Secured Credit Facilities, or any use made or proposed to be made with the proceeds thereof, unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final, nonappealable judgment by a court of competent jurisdiction or pursuant to an award in binding arbitration that such losses, claims, damages, liabilities or expenses resulted primarily from the gross negligence or willful misconduct of such Indemnified Party or from materially misleading information relating to the Indemnified Party and provided by such Indemnified Party. No Indemnified Party shall be liable for any damages arising from the use by others of Information or other materials obtained through internet, Intralinks or other similar information transmission systems in connection with the Senior Secured Credit Facilities other than any such damages determined in a final, nonappealable judgment by a court of competent jurisdiction or pursuant to an award in binding arbitration to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. In the case of any investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your shareholders or creditors or an Indemnified Party and whether or not the Transaction is consummated. You agree that no Indemnified Party shall have any liability to you or your subsidiaries or affiliates or to your or their respective security holders or creditors for any indirect or consequential damages arising out of, related to or in connection with the Transaction or any of the financings.

The terms of this letter, the Summary of Terms and the letter concerning fees and certain other matters among you and us (the "Fee Letter") are confidential and, except for disclosure on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Secured Credit Facilities or as may be required by law, may not be disclosed in whole or in part to any other person or entity (including the Acquired Company) without our prior written consent; provided that, after your acceptance of this letter and the Fee Letter, we specifically consent to the disclosure of this letter and the Summary of Terms (but NOT the Fee Letter) to the Acquired Company and its stockholders and their respective attorneys, financial advisors, and accountants in connection with the Transaction, in any filing with the Securities and Exchange Commission or any other federal or state regulatory body in connection with the Transaction to the extent required by law, in a press release and other disclosure to the extent necessary to comply with applicable securities laws. Notwithstanding any such disclosure to any other person or entity, this letter sets forth the understanding among the parties hereto and may not be relied upon by any other person or entity (other than the Indemnified Parties).

Precision Castparts Corp.
May 14, 1999
Page 4

The provisions of the immediately preceding three paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Secured Credit Facilities shall be executed and notwithstanding the termination of this letter or any commitment or undertaking hereunder.

This letter and the Fee Letter shall be governed by laws of the State of California. Each of us hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this letter, the Summary of Terms, the transactions contemplated hereby and thereby or the actions of Bank of America and NMS in the negotiation, performance or enforcement hereof.

This letter, together with the Summary of Terms and the Fee Letter, are the only agreements that have been entered into among us with respect to the Senior Secured Credit Facilities and set forth the entire understanding of the parties with respect thereto. This letter may be modified or amended only by the written agreement of all of us. This letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This offer will expire at 5:00 p.m. PDT time on May 17, 1999 unless you execute this letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on the earliest to occur of (a) the closing of the Transaction without the use of the Senior Secured Credit Facilities and (b) July 31, 1999, unless definitive documentation for the Senior Secured Credit Facilities is executed and delivered prior to such date. This letter supercedes all prior signed and unsigned versions hereof.

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION

By: /s/ Michael J. Dasher
   ---------------------------------
Title: Managing Director

NATIONSBANC MONTGOMERY SECURITIES LLC

By: /s/ William M. Lau
   ---------------------------------
Title: Managing Director

Precision Castparts Corp.
May 14, 1999
Page 5

Accepted and Agreed to
as of May 15, 1999:

PRECISION CASTPARTS CORP.

By: /s/ William D. Larsson
   ----------------------------
Title: Vice President and Chief
       Financial Officer

Confidential                                          PRECISION CASTPARTS CORP.
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                         SUMMARY OF TERMS AND CONDITIONS

                            PRECISION CASTPARTS CORP.

                 $1,250,000,000 SENIOR SECURED CREDIT FACILITIES

BORROWER:                                 Precision Castparts Corp. (the  "Borrower"),  which will acquire by tender offer and merger (the  "Transaction") all of the outstanding stock of
                                          Wyman-Gordon Company (the "Acquired Company").

ADMINISTRATIVE AGENT:                     Bank of America National Trust and Savings Association ("Bank of America").

SOLE LEAD ARRANGER AND
SOLE BOOK MANAGER:                        NationsBanc Montgomery Securities LLC ("NMS").

LENDERS:                                  A syndicate of financial institutions (including Bank of America) arranged by NMS, which institutions shall be acceptable to the Borrower and the
                                          Administrative Agent (collectively, the "Lenders").

SENIOR SECURED
CREDIT FACILITIES:                        An aggregate principal amount of up to $1,250,000,000 will be available upon the terms and conditions hereinafter set forth:

                                          REVOLVING CREDIT FACILITY: $400,000,000 revolving credit facility with a sublimit in an amount to be determined for issuing letters of credit.

                                          TRANCHE A TERM LOAN FACILITY:  $550,000,000 term loan facility.

                                          INTERIM TERM LOAN FACILITY:  $300,000,000 term loan facility.

PURPOSE:                                  The proceeds of the Senior Secured Credit Facilities shall be used:  (i) to refinance the outstanding principal amount of, accrued interest on and premium, if any, on existing indebtedness of the Acquired Company;  (ii) to pay the cash portion, including transaction fees, of the Transaction;
                                          (iii) to refinance the Borrower's existing revolving and term credit facilities; and (iv) to provide for working capital and other general corporate purposes, including permitted  acquisitions, of the Borrower and its subsidiaries.

INTEREST RATES:                           As set forth in Addendum I.

FEES/EXPENSES:                            As set forth in Addendum I and the Fee Letter.

MATURITY:                                 The Revolving Credit Facility shall terminate and all amounts outstanding shall be due and payable in full six years from Closing.

                                          The Tranche A Term Loan Facility shall be subject to repayment according to the Scheduled Amortization (as defined below), with the final payment of all amounts outstanding being due and payable in full six years from
                                          Closing.

                                          The Interim Term Loan Facility shall terminate and all amounts shall be due and payable 364 days from Closing.


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SIGNING AND CLOSING:                      The date of execution of definitive loan documents ("Signing") shall occur on or before July 31, 1999.  The date of satisfaction of conditions precedent therein ("Closing") shall occur on or before the date nine months after the HSR filing to be made by the Borrower in connection with the Transaction (which is expected to occur approximately one week following the signing of the Merger Agreement referred to below).

AVAILABILITY/SCHEDULED
AMORTIZATION:                             REVOLVING CREDIT  FACILITY: Loans under the Revolving Credit Facility may be made, and letters of credit may be issued, in each case subject to availability.

                                          TRANCHE A TERM LOAN FACILITY: Loans made under the Tranche A Term Facility will be available in multiple borrowings during an availability period and will be subject to quarterly amortization of principal, based upon annual amounts to be determined (the "Scheduled Amortization").

                                          INTERIM TERM LOAN FACILITY: Loans made under the Interim Term Loan Facility shall be available in multiple borrowings during an availability period.

MANDATORY PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                               Usual and customary for a transaction of this type, including but not limited to: asset sales, debt issuances, equity offerings (unless the
                                          Borrower has achieved an investment grade rating), securitizations,  and insurance and condemnation events. Prepayments shall be applied to the
                                          Interim Term Loan Facility until paid in full, except that the proceeds of the  proposed Securitization shall be applied to the Tranche A Term Loan
                                          Facility. The Borrower will be considered to have an investment grade rating if its senior unsecured long-term debt ratings as issued by Standard and Poor's Corporation and Moody's Investors Services (after giving effect to the Transaction) are at least BBB- and Baa3, respectively.

COLLATERAL:                               Concurrently with the Transaction, the Administrative Agent (on behalf of, and for the equal and ratable benefit of, the Lenders, and the holders
                                          (the "Holders") of the securities outstanding under the Borrower's
                                          Indenture dated as of December 17, 1997 and any senior notes to be issued by the Borrower after Closing) shall receive a first priority perfected security interest in all of the capital stock of each Material Subsidiary.
                                          If any Material Subsidiary is a non-U.S. subsidiary, such security interest shall be limited to 65% of the capital stock of each such non-U.S. subsidiary.
                                          "Material Subsidiary" means any subsidiary (direct or indirect) of the Borrower constituting 10% or more of total consolidated assets or 10% or more of total consolidated revenues.


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COLLATERAL RELEASE:                       The collateral shall be released upon (i) the attainment of an actual or implied senior unsecured long-term debt rating that is equal to or better than BBB- from S&P or Baa3 from Moody's or (ii) achievement of a ratio of total debt to EBITDA of less than an amount to be determined.

CONDITIONS PRECEDENT:                     Usual and customary for a transaction of this type, including but not limited to satisfactory  results in all material respects from the following:

                                          (i)    The negotiation, execution and delivery of definitive documentation for the Senior Secured Credit Facilities satisfactory to NMS, the Administrative
                                                 Agent and Bank
                                                 of America.

                                          (ii)   The Agreement and Plan of Merger among the Borrower, an acquisition subsidiary and the Acquired Company ("Merger Agreement") substantially in the form provided by Goldman Sachs under cover of letter dated
                                                 April 29, 1999 (provided, however, that Section 4.5 thereof shall accurately reflect this commitment) shall have been duly executed by the parties thereto.  The purchase of Shares (as defined in the Merger
                                                 Agreement) of the Acquired Company pursuant to the Merger Agreement shall have been consummated in accordance with the terms thereof and in compliance with applicable law and regulatory approvals.  The Merger
                                                 Agreement shall not be altered, amended or otherwise changed or supplemented or any material condition therein waived, without the prior written consent of the Administrative Agent.

                                          (iii)  The corporate capital and ownership structure (including articles of incorporation and by-laws), shareholders agreements and management of the Borrower and its subsidiaries (after giving effect to the
                                                 Transaction), shall be satisfactory to the Administrative Agent.

                                          (iv)   The Administrative Agent shall have received and approved a pro forma balance sheet of and projections for the Borrower and its subsidiaries as of and commencing at Closing giving effect to the Transaction and the transactions contemplated hereby and reflecting estimated purchase price accounting adjustments, and such other information relating to the Transaction as the Administrative Agent may require.

                                          (v)    Since December 31, 1998 for the Borrower and February 28, 1999 for the
                                                 Acquired Company, no change, occurrence or development that could, in the Administrative Agent's reasonable judgment, have a material adverse effect on the business, operations or condition (financial or otherwise)
                                                 of the Borrower and the Acquired Company on a combined basis, in each case together with its subsidiaries taken as a whole, shall have occurred or become known to the Administrative Agent. The Administrative Agent shall not have become aware after the date hereof of any information or other matter which in its reasonable judgment is inconsistent in a material and adverse manner with any
                                                 information or


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                                       Page 3


                                                 other matter  prepared by the Acquired  Company and
                                                 disclosed to the Administrative Agent prior to the date hereof.

                                          (vi)   The Administrative Agent shall have received (a) satisfactory opinions of counsel to the Borrower (which shall cover, among other things, authority, legality, validity, binding effect and
                                                 enforceability of the documents for the Senior Secured Credit
                                                 Facilities) and local counsel and such corporate resolutions, certificates and other documents as the Administrative Agent shall reasonably require and (b) satisfactory evidence that the
                                                 Administrative Agent (on behalf of the Lenders and the Holders)
                                                 holds a perfected, first priority lien in all of the Collateral for the Senior Secured Credit Facilities, subject to no other liens except for permitted liens to be determined.

                                          (vii)  Receipt of all governmental, shareholder and third party consents
                                                 (including Hart-Scott Rodino clearance) and approvals necessary  or, in the opinion of the Administrative Agent, desirable in connection with the purchase of the Acquired Company and the related financings and other transactions contemplated  hereby and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Transaction or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Administrative Agent could have such effect.

                                          (viii) The Borrower and its subsidiaries (including the Acquired Company)
                                                 shall be in compliance with all existing material financial obligations (after giving effect to the Transaction).

                                          (ix)   The Administrative Agent shall be satisfied that the amount of committed financing available to the Borrower shall be sufficient to meet the ongoing financing needs of the Borrower and its subsidiaries after giving effect to the Transaction and there shall be no less than an amount to be determined of availability under the Revolving Credit Facility at Closing after giving effect to the  Transaction and all borrowings of an amount to be determined under the Revolving Credit Facility on such date.

                                          (x)    Cancellation and repayment of the Borrower's existing revolving credit facility and term loan.

                                          (xi)   The Administrative Agent, NMS, and Bank of America shall have received all fees and expenses required to be paid on or before Closing.

REPRESENTATIONS
AND WARRANTIES:                           Usual and customary for financings of this type, including, but not limited to, the following: (i) corporate existence and status; (ii) corporate power and authority/enforceability; (iii) no violation of law or contracts or organizational documents; (iv) no material litigation;


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                                       Page 4


                                          (v) correctness of specified financial statements and other information and no material adverse change; (vi) no required governmental or third party approvals; (vii) use of proceeds/compliance with margin regulations;
                                          (viii) status under Investment Company Act; (ix) ERISA matters; (x)
                                          environmental matters;  (xi) payment of taxes; (xii) accuracy of disclosure;
                                          (xiii) Year 2000 preparedness; (xiv) consummation of the Transaction; and
                                          (xv) perfection and first priority of security interests in favor of Lenders and Holders (on an equal and ratable basis) in the Collateral.

COVENANTS:                                Usual and customary for financings of this type generally and for this transaction in particular, including, but not limited to, the following:
                                          (i) delivery of financial statements and other reports; (ii) delivery of compliance certificates; (iii) delivery of notices of default, material litigation and material governmental and  environmental  proceedings;
                                          (iv) compliance with laws (including environmental laws and ERISA matters)
                                          and material contractual obligations; (v) payment  of  taxes; (vi)
                                          maintenance of insurance; (vii) limitation on liens and negative pledges;
                                          (viii) limitation on mergers, consolidations and sales of assets;  (ix)
                                          limitation on incurrence of additional indebtedness; (x) limitation on investments (including loans and advances) and acquisitions;  (xi)
                                          limitation on transactions with affiliates; and (xii) Year 2000 compliance.

                                          Financial covenants which are usual and customary for transactions of this type, which include (but are not limited to) the following:

                                          -  Minimum Net Worth,

                                          -  Maximum Ratio of Total Debt to EBITDA,

                                          -  Minimum Fixed Charge Coverage Ratio.

EVENTS OF DEFAULT:                        Usual and customary for financings of this type  generally  and for this transaction in particular, including, but not limited to, the following:
                                          (i) nonpayment of principal, interest, fees or other amounts, (ii)
                                          violation of covenants, (iii) inaccuracy of representations and warranties, (iv) cross-default to other material agreements  and indebtedness, (v) bankruptcy and other insolvency events, (vi) material judgments, (vii) ERISA  matters, (viii) actual or asserted invalidity of any loan documentation or security interests, or (ix) change of control.

ASSIGNMENTS AND
PARTICIPATIONS:                           Lenders will be permitted to make assignments in acceptable minimum amounts to other financial institutions approved by the Borrower (so long as no event of default under the Senior Secured Credit Facilities or incipient default has occurred and is continuing) and the Administrative
                                          Agent, which approval shall not be unreasonably withheld. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date and releases of the Collateral. An assignment fee of $3,500 shall be payable by the
                                          Lender to the Administrative Agent upon the effectiveness of any such assignment


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                                       Page 5


                                          (including,  but not  limited to, an  assignment  by a Lender to another Lender).

WAIVERS AND AMENDMENTS:                   Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of loans and  commitments  under the Senior  Secured  Credit
                                          Facilities, except that (i) the consent of all of the Lenders affected thereby shall be required with respect to (a) increases in the commitment of such Lenders, (b) reductions of principal, interest, or fees, (c)
                                          extensions of scheduled maturities or times for payment, and (d) releases of all or substantially all of the Collateral.

INDEMNIFICATION:                          The Borrower shall indemnify the Administrative Agent, NMS and the Lenders and their respective affiliates (each an "Indemnified Party") from and against all losses, liabilities, claims, damages or expenses involving any demand made upon or claim asserted against an Indemnified Party arising out of or relating to the  Transaction,  the Senior Secured Credit
                                          Facilities, the Borrower's use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys' fees (including the allocated cost of internal counsel) and settlement costs.  This indemnification shall  survive and continue for the benefit of the indemnitees at all times after the Borrower's acceptance of the Lenders'
                                          commitments for the Senior Secured Credit Facilities, notwithstanding any failure of the Senior Secured Credit Facilities to close.

GOVERNING LAW:                            State of New York.



THIS SUMMARY OF TERMS AND CONDITIONS (THE "TERM SHEET") IS NOT MEANT TO BE, NOR SHALL IT BE CONSTRUED AS, AN ATTEMPT TO DESCRIBE ALL TERMS AND CONDITIONS THAT WOULD PERTAIN TO THE SENIOR SECURED CREDIT FACILITIES, NOR DO ITS TERMS SUGGEST THE SPECIFIC PHRASING OF DOCUMENTATION CLAUSES. INSTEAD, IT IS INTENDED TO OUTLINE CERTAIN BASIC POINTS OF BUSINESS UNDERSTANDING AROUND WHICH THE SENIOR SECURED CREDIT FACILITIES COULD BE STRUCTURED AND IS SUBJECT TO REVIEW OF LEGAL AND TAX ISSUES. THIS TERM SHEET SUPERCEDES ALL PRIOR VERSIONS THEREOF.


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



                                   ADDENDUM I

                                FEES AND EXPENSES

COMMITMENT
FEE:                                      The Borrower will pay a fee (the "Commitment Fee"), determined in accordance with the pricing grid attached hereto, on the unused portion of each Lender's share of the Senior Secured Credit Facilities. The
                                          Commitment Fee is payable quarterly in arrears commencing upon Signing.

INTEREST RATES:                           The Interim Term Facility, Revolving Credit Facility and the Tranche A
                                          Term Facility shall bear interest at a rate equal to LIBOR plus the
                                          Applicable Margin or the Alternate Base Rate (to be defined as the higher of (i) the Bank of America prime rate and (ii) the Federal Funds rate plus
                                          .50%) plus the Applicable Margin; provided, that if during the 180 day period following the Closing, any breakage costs, charges or fees are incurred with respect to LIBOR loans on account of the syndication of the
                                          Senior Secured Credit Facilities, the Borrower shall immediately reimburse the Administrative Agent for any such costs, charges or fees. Such right of reimbursement shall be in addition to and not in limitation of customary cost and yield protections. The Applicable Margin in each case shall be determined in accordance with the pricing grid.

                                          The Borrower may select interest periods of 1, 2, 3 or 6 months for
                                          LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

                                          A default rate shall apply on all loans in the event of default under the Senior Secured Credit Facilities at a rate per annum of 2% above the applicable interest rate.

PERFORMANCE PRICING:                      The  Commitment  Fee and the  Applicable  Margin,  for any  fiscal  quarter, shall be the applicable rate per annum as set forth in the pricing grid.

CALCULATION OF
INTEREST AND FEES:                        Other than calculations in respect of interest at the Alternate
                                          Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD PROTECTION:                Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

LETTER OF CREDIT FEES:                    Letter of credit fees (to be determined) are due quarterly in arrears to be shared  proportionately by the Lenders, except for certain fees to be retained by the issuing bank.


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


EXPENSES:                                 The Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Senior Secured Credit
                                          Facilities, including, without limitation, the legal fees of counsel to the
                                          Administrative Agent and NMS (including the allocated cost of internal counsel), regardless of whether or not the Senior Secured Credit Facilities are closed. The Borrower will also pay the expenses of each Lender in connection with the enforcement of any loan documentation
                                          for the Senior Secured Credit Facilities.


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


                                  PRICING GRID

PRICING GRID: The Commitment Fee and the Applicable Margin, shall be, at any time, the applicable rate per annum as set forth in the table below opposite the long term unsecured senior, non-credit enhanced debt ratings of the Borrower by Standard & Poor's Ratings Group and Moody's Investors Service Inc.

For six months, the initial Applicable Margin shall be no lower than 1.50% and the initial Commitment Fee shall be no lower than .375%, assuming the Borrower's senior unsecured long-term debt ratings as issued by Standard and Poor's Corporation and Moody's Investors Services are BB+ and Ba1, respectively.

If the Company receives BBB and Baa2 ratings, a utilization fee of .125% will be added if outstandings for the Facilities, including the Revolving Credit Facility and the Term Loan Facility, exceed 33%.

In the event of a split rating of more than one level, the lower of rating will apply.



                                                                                        Applicable Margin
            Debt                                        Applicable Margin              for Alternate Base
           Rating                 Commitment Fee         for LIBOR Loans                   Rate Loans
           ------                 --------------         ---------------                   ----------

     GREATER THAN OR
     EQUAL TO BBB and Baa2             .25%                    .75%                               0%

       BBB- and Baa3                   .25%                   1.00%                               0%

BBB- and Ba1 or BB+ and Baa3           .30%                   1.25%                             .25%

        BB+ and Ba1                   .375%                   1.50%                             .50%

         BB and Ba2                   .375%                   1.75%                             .75%

   LESS THAN BB and Ba2                .50%                   2.00%                            1.00%




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